     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 13, 2001


                                                      REGISTRATION NO. 333-53484
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                 POST-EFFECTIVE


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  ABAXIS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    CALIFORNIA                                          77-0213001
          (STATE OR OTHER JURISDICTION OF                            (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NUMBER)

                               3240 WHIPPLE ROAD
                          UNION CITY, CALIFORNIA 94587

                                 (510) 675-6500

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------


                              CLINTON H. SEVERSON

                     PRESIDENT AND CHIEF EXECUTIVE OFFICER,
                                  ABAXIS, INC.
                               3240 WHIPPLE ROAD
                          UNION CITY, CALIFORNIA 94587

                                 (510) 675-6500

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                    COPY TO:

                              ANDREW D. ZEIF, ESQ.

                             EDWARD H. BATTS, ESQ.
                        GRAY CARY WARE & FREIDENRICH LLP
                              400 HAMILTON AVENUE
                        PALO ALTO, CALIFORNIA 94301-1825
                                 (650) 833-2000
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box: [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] __________

    If this Form is a post-effective Act amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM
       TITLE OF SHARES                AMOUNT TO          AGGREGATE PRICE PER       PROPOSED MAXIMUM           AMOUNT OF
       TO BE REGISTERED            BE REGISTERED(1)            UNIT(2)            AGGREGATE PRICE(2)     REGISTRATION FEE(3)
------------------------------------------------------------------------------------------------------------------------------
Common Stock (no par value)...        1,418,559                 $5.94               $8,426,240.46             $2,106.56
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------



(1) Shares of Common Stock which may be offered pursuant to this Registration Statement consisting of 939,699 shares issuable upon conversion of 6,578 shares of issued and outstanding Series D Convertible Preferred Stock and 478,900 shares issuable upon the exercise of warrants to purchase Common Stock. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect of the Series D Convertible Preferred Stock, as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions in accordance with Rule 416.



(2) Estimated solely for the purpose of computing the registration fee and based on the average high and low sales prices of the Common Stock of Abaxis, Inc. as reported on the Nasdaq National Market on January 9, 2001.


(3) Computed pursuant to Rule 457(c) based on the average high and low sale prices of the Common Stock of Abaxis, Inc. reported on the Nasdaq National Market for January 9, 2001.


    PURSUANT TO RULE 486(b) UNDER THE SECURITIES ACT, THIS POST-EFFECTIVE AMENDMENT NO. 1 SHALL HEREAFTER BECOME EFFECTIVE AS OF THE DATE IT IS FILED WITH SECURITIES AND EXCHANGE COMMISSION.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 JULY 13, 2001



PROSPECTUS



                                1,418,599 Shares


                                  ABAXIS, INC.

                                  Common Stock


     The selling shareholders of Abaxis, Inc. listed on page 13 may offer and resell up to 1,418,599 shares of Abaxis common stock under this prospectus, for each of their own accounts. The number of shares the selling shareholders may sell includes shares of common stock that they may receive (i) if they either convert their shares of Series D Preferred Stock; (ii) if they exercise warrants to acquire shares of our common stock or (iii) if they decide to sell shares of common stock issued to them as a result of stock dividends, stock splits or other similar transactions. We will not receive any proceeds from such sales.



     We issued shares of our Series D Preferred Stock in a private transaction that closed on October 4, 2000 and November 17, 2000 to the selling shareholders. We also concurrently issued warrants to purchase 328,900 shares of our common stock to the same selling shareholders. In addition, we have issued a warrant to purchase 150,000 shares of our common stock to Gruntal & Co., LLC. Pursuant to our Certificate of Determination of Rights, Preferences, Privileges and Restrictions filed as an exhibit to this Registration Statement, on April 1 and September 1 of each year that the Series D Preferred Stock is outstanding, our Board of Directors may elect to declare a dividend on Series D Preferred Stock payable to the holders of Series D Preferred Stock in shares of our common stock or cash.



     Our common stock is quoted on the Nasdaq National Market under the symbol "ABAX." On July 10, 2001, the last sale price of our common stock was $5.34.


     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 2.

     The shares have not been approved or disapproved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                  The date of this Prospectus is July 13, 2001

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
About Abaxis................................................    1
Risk Factors................................................    2
Where You Can Find More Information.........................   10
Forward-Looking Information.................................   10
Use of Proceeds.............................................   11
Selling Shareholders........................................   11
Plan of Distribution........................................   14
Legal Matters...............................................   14
Experts.....................................................   14

                                  ABOUT ABAXIS


     Abaxis, Inc. (the "Company"), incorporated in California in 1989, develops, manufactures and markets portable blood analysis systems for use in any patient-care setting to provide clinicians with rapid blood constituent measurements. The Company's primary product is a system consisting of a compact
6.9 kilogram analyzer and a series of single-use plastic discs, called reagent discs, containing all the chemicals required to perform a panel of up to 12 tests. The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma using either venous or fingerstick samples. The system provides test results in less than 15 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer. The Company currently markets this system for veterinary use under the name VetScan(R) and VetScan HMT (VetScan DXS) and in the human medical market under the name Piccolo(R). The Company has its primary operations and all but three of its employees in the United States. The Company has an office in Germany with three employees. During fiscal years 2001, 2000 and 1999, approximately 85%, 82% and 84% of the Company's revenues were from the United States, respectively, 9%, 13% and 9% were from Europe, respectively, and 6%, 5% and 7% were from Asia and Latin America, respectively.



     The Company offers its point-of-care blood chemistry analyzer system with a total of 22 test methods. The Company's repertoire of test methods includes albumin, amylase, alkaline phosphatease (ALP), alanine aminotransferase (ALT), aspartate aminotransferase (AST), calcium, chloride, creatinine, creatine kinase
(CK), glucose, gamma glutamyl transferase (GGT), potassium, total bilirubin, total cholesterol, urea nitrogen (BUN), total protein, uric acid, thyroxine
(T4), CO2,, sodium, magnesium and phosphorous. Seventeen of these tests are marketed for both human and veterinary markets. Tests for uric acid are marketed only in the human market, and tests for T4, phosphorous and magnesium are marketed exclusively in the veterinary market. The Company markets its reagent products by configuring these 22 test methods in panels that are designed to meet a variety of clinical diagnostic needs. The Company currently offers 5 multi-test reagent disc products in the human medical market and 8 multi-test reagent disc products in the veterinary market.



     Our principal executive offices are located at 3240 Whipple Road, Union City, California 94587. Our telephone number is (510) 675-6500.


     VetScan and Piccolo are registered trademarks of Abaxis, Inc. Other trademarks that we may refer to in this prospectus belong to their respective owners.

                                  RISK FACTORS

     This prospectus contains, or incorporates by reference, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. These statements accurately reflect our current view with respect to future events and financial performance. The future events that we describe in these risk factors involve risks and uncertainties, among them are risks and uncertainties related to:

        1. the market acceptance of our products;

        2. our continuing development of our products;

        3. obtaining required Food and Drug Administration clearance and other federal, state and local government approvals;

        4. the manufacture and distribution of our products on a commercial scale;

        5. general market conditions; and

        6. competition.

     When used in this prospectus, or in the documents incorporated by reference herein, the words "anticipates," "believes," "expects," "intends," "plans," "future," and similar expressions identify forward-looking statements. Our actual results could differ materially from those that we project in the forward-looking statements as a result of factors that we have set forth throughout this document as well as factors of which we are currently not aware.

     Your investment in the shares being offered by the selling shareholders in this prospectus involves a high degree of risk and should not be made by you if you cannot afford the loss of your entire investment. In addition to the other information in this prospectus, or incorporated in this prospectus by reference, you should consider carefully the following risk factors before investing in the common stock offered by the prospectus:


WE ARE NOT CONSISTENTLY PROFITABLE; WE MUST INCREASE SALES OF OUR PICCOLO AND VETSCAN DXS PRODUCTS TO MAINTAIN CONSISTENT PROFITABILITY



     Since our formation in 1989 and through March 31, 2001, we have had four profitable quarters before preferred dividends and accretion, not all of which occurred in fiscal 2001. Although we realized net income before dividends in fiscal 2001, there can be no assurance that we will experience profitability in the future. As of March 31, 2001, we have incurred cumulative net losses of approximately $62 million. Our ability to be consistently profitable will depend, in part, on our ability to increase our sales volumes of our VetScan DXS and Piccolo products. Increasing our sales volume of our products will depend upon our ability to:



          - continue to develop our products;



          - increase our sales and marketing activities;



          - increase our manufacturing activities; and



          - effectively compete against current and future competitors.



     We cannot assure you that we will be able to successfully increase our sales volumes of our products to achieve sustained profitability.



WE ARE NOT ABLE TO PREDICT SALES IN FUTURE QUARTERS AND A NUMBER OF FACTORS AFFECT OUR PERIODIC RESULTS



     We are not able to accurately predict our sales in future quarters. In any quarter, we derive a significant portion of our revenues from sales to a limited number of distributors who resell our products to the ultimate user. While we are better able to predict sales of our reagent discs, as we sell these discs primarily for use with analyzers that we sold in prior periods, we generally are unable to predict with much certainty sales of our analyzers, as we typically sell our analyzers to new users. Accordingly, our sales in any one quarter are not indicative of our sales in any future period. In addition, we generally operate with limited order backlog, because we ship our products shortly after we receive the orders from our customers. As a result, our product sales in any quarter are generally dependent on orders that we receive and ship in that quarter. We base our expense levels, which are to a large extent fixed, in part on our expectations as to future revenues. We may be unable to reduce our spending in a timely manner to compensate for any unexpected revenue shortfall. As a result, any such shortfall would immediately materially and adversely impact our operating results and financial condition. In addition, we have historically experienced a decrease in our sales, especially in Europe, in our second and third quarters. Accordingly, we believe that period to period comparisons of our results of operations are not necessarily meaningful.



     Our periodic operating results have varied in the past. In the future, we expect our periodic operating results to vary significantly depending on, but not limited to, a number of factors, including:



          - the size and timing of sales orders that we receive from our customers;



          - market acceptance of our current and future products;



          - new product announcements made by us or our competitors;



          - changes in our pricing structures or the pricing structures of our competitors;



          - our ability to develop, introduce and market new products on a timely basis;



          - the costs, and possible supply constraints, of the components that we use to build our products;



          - our manufacturing capacities and our ability to increase the scale of these capacities;



          - the mix of product sales between our analyzer and our reagent disc products;



          - the limited size of our sales force;



          - the amount we spend on research and development;



          - changes in our strategy;



          - changes in our key personnel;



          - changes in regulatory matters; and



          - general economic trends in the economy.



WE MAY NEED ADDITIONAL FUNDING IN THE FUTURE AND THESE FUNDS MAY NOT BE AVAILABLE TO US



     We believe that our existing capital resources, bank and equipment financing loans and anticipated revenue from the sales of our products will be adequate to satisfy our currently planned operating and financial requirements through the next twelve months, although no assurances can be given. We will need additional funds, however, if we do not achieve anticipated revenues, from the sale of our Piccolo and VetScan DXS products. In addition, we expect to incur substantial additional costs to support our future operations, including:



          - further commercialization of our products and development of new test methods to allow us to further penetrate the human diagnostic market and the veterinary diagnostic market;



          - our need to acquire capital equipment for our manufacturing facilities, which includes the ongoing development and implementation of automated manufacturing lines to provide capacity for the production of commercial volumes of our products;



          - research and design costs related to the continuing development of our current and future products; and



          - additional pre-clinical testing and clinical trials for our current and future products.

     To the extent that our existing resources and anticipated revenue from the sale of our products are insufficient to fund our activities, we will have to raise additional funds from the issuance of public or private securities. We may not be able to raise additional funding, or if we are able to, we may not be able to raise funding on acceptable terms. We may dilute then-existing shareholders if we raise additional funds by issuing new equity securities. Alternatively, we may have to relinquish rights to certain of our technologies, products and/or sales territories if we are required to obtain funds through arrangements with collaborative partners. If we are unable to raise needed funds, we may be required to curtail our operations significantly. This would materially adversely affect our operating results and financial condition.



WE HAVE LIMITED MARKETING AND DISTRIBUTION EXPERIENCE AND FEW RESOURCES TO DEVOTE TO MARKETING AND DISTRIBUTION



     We have been marketing our VetScan System products for less than six years in the veterinary diagnostic market, and we have less than five years in marketing the Piccolo System in the human diagnostic market. We have only recently begun marketing our VetScan HMT products in the veterinary diagnostic market. Accordingly, we have very limited marketing and distribution experience, especially in the human diagnostic market. Further, we have limited resources to devote to marketing and distribution, particularly in the human diagnostic market. In particular, we have only twenty full-time sales personnel involved in our sales and marketing activities. While these individuals work with our distribution partners both domestically and internationally to extend our market reach, the primary selling activities are often done by these individuals. If we are to increase our sales, we will need to increase the size of our sales force. However, we may be constrained from growing our sales force by our financial resources and the availability of qualified sales personnel. This means that we may not be able to build an effective sales and marketing organization, or we may not be able to establish an extensive and effective distribution network. We cannot assure you that:



          - we will be able to scale our sales and marketing organization;



          - we will be able to establish and maintain effective distribution arrangements;



          - any distribution arrangements that we are able to establish will be successful in marketing our products; or



          - the costs associated with marketing and distributing our products will not be excessive.



OUR INTERNATIONAL SALES EFFORTS ARE CHARACTERIZED BY A HIGH DEGREE OF DISTRIBUTOR TURNOVER



     Although we have established some international distributors, we have limited experience and resources in marketing and distributing our products in international markets. Moreover, we have experienced a high degree of turnover among our international distributors. This high degree of turnover makes it difficult for us to establish a steady distribution network overseas. Consequently, we may not be successful in marketing our Piccolo System and VetScan DXS products internationally.



WE NEED TO DEVELOP ADDITIONAL REAGENT DISCS FOR THE HUMAN DIAGNOSTIC MARKET IF WE ARE TO COMPETE IN THAT MARKET



     We have developed a blood analysis system that consists of a portable blood analyzer and single-use reagent discs. Each reagent disc performs a series of standard blood tests. We believe that it is necessary to develop additional series of reagent discs with various tests for use with the Piccolo and VetScan DXS. Currently, we have primarily developed reagent discs suitable for the veterinary diagnostic market. In order to be competitive in the more lucrative human diagnostic market, we need to develop additional reagent discs that include certain standard tests for which the medical community receives reimbursements from third party payors such as HMOs and Medicare. The tests that we need to develop to compete in the human diagnostic market are the lipid tests, which include HDL and triglycerides. The Company is preparing to enter clinical trials for phosphorous and magnesium. We may not be able to develop these new reagent discs on a timely and cost effective basis. Also, we may not be able to obtain regulatory clearance for these new reagent discs. Further, even if we gain regulatory approval, we may not be able to successfully manufacture or market the reagent discs. Our failure to meet one or more of these challenges will materially adversely affect our operating results and financial condition.



WE RELY ON DISTRIBUTORS TO SELL OUR PRODUCTS; WE RELY ON DISTRIBUTOR ARRANGEMENTS IN A NUMBER OF COUNTRIES



     We distribute our products primarily through distributors. As a result, we are dependent upon these distributors to sell our products and to assist us in promoting and creating a demand for our products. We have a number of distributors in the United States who distribute our VetScan DXS products, although one of these distributors has accounted for a majority of our sales in the United States to date. We believe that our future growth depends on the efforts of these distributors. If one of our distributors were to stop selling our products, we may not be able to replace it. Further, many of our distributors may carry our competitors' products, and may promote our competitors' products over our own products. Finally, we do not have at this time distribution partners in the United States who distribute our products for the human diagnostic market. We currently have exclusive distribution agreements in Argentina, Australia, Austria, France, Germany, Greece, Hong Kong, Italy, Japan, Korea, Mexico, New Zealand, Norway, Portugal, Spain, Switzerland, Turkey and the United Kingdom.



     Our distributor in each of these countries is responsible for obtaining the necessary approvals to sell our products. These distributors may not be successful in obtaining proper approvals for our products in their respective countries, and they may not be successful in marketing our products. We plan to enter into additional distribution agreements to expand our international distribution base and solidify our international presence. However, we may not be successful in entering into additional distributor agreements. Our distributors may terminate their relationship with us at any time and some have done so in the past. If that happens in the future, we may not be able to negotiate acceptable alternative distribution relationships.



WE DEPEND ON SOLE SUPPLIERS FOR SEVERAL KEY COMPONENTS TO OUR PRODUCTS



     We use several components that are currently available from limited or sole sources. A single injection molding manufacturer currently makes the molded plastic discs which, when loaded with reagents and welded together, form our reagent disc products. We believe that only a few manufacturers are capable of producing these discs to the narrow tolerances that we require; to date, we have only qualified one manufacturer, at two different sites, to manufacture the molded plastic discs. Moreover, we currently depend on a single vendor for some of the chemicals that we use to produce the dry reagent chemistry beads. Further, our analyzer products use several technologically advanced components that are each available only from single vendors. Because we are dependent on a limited number of suppliers and manufacturers for critical components to our products, we are particularly susceptible to any interruption in the supply of these products or the viability of our assembly arrangements. The loss of one of these suppliers or a disruption in our manufacturing arrangements would materially adversely affect our business and financial condition.



WE COMPETE WITH LARGER, BETTER ESTABLISHED ENTITIES SUCH AS HOSPITALS AND COMMERCIAL LABORATORIES



     Blood analysis is a well established field in which there are a number of competitors that have substantially greater financial resources and larger, more established marketing, sales and service organizations than we do. We compete with the following organizations:



          - commercial clinical laboratories;



          - hospitals' clinical laboratories; and



          - manufacturers of bench top multi-test blood analyzers and other testing systems that health care providers can use "on-site."



     We may not be able to compete with these organizations or their products or with future organizations or future products.

     Historically, hospitals and commercial laboratories perform the most human medical testing, and commercial laboratories perform the most veterinary medical testing. Our products compete with the commercial and hospital laboratories with respect to:



          - range of tests offered;



          - the immediacy of results;



          - cost effectiveness;



          - ease of use; and



          - reliability of results.



     We believe that we compete effectively on each of these factors except for the range of tests offered. Clinical laboratories are effective at processing large panels of tests using skilled technicians and complex equipment. While our current offering of reagent discs cannot provide the same range of tests, we believe that our products provide a sufficient breadth of test menus to compete successfully with clinical laboratories, in certain limited markets, on the basis of the other four factors. However, we cannot assure you that we will continue to be able to compete effectively on (1) cost effectiveness, (2) ease of use, (3) immediacy of results or (4) reliability of results. We also cannot assure you that we will ever be able to compete effectively on the basis of range of tests offered.



     Competition in the human and veterinary diagnostic markets is intense. Most of our competitors have significantly greater financial and other resources than we do. In particular, many of our competitors have large sales forces and well-established distribution channels. Consequently, we must develop our distribution channels and improve our direct sales force in order to compete in these markets.



CHANGES IN THIRD PARTY PAYOR REIMBURSEMENT REGULATIONS CAN NEGATIVELY AFFECT OUR BUSINESS



     By regulating the maximum amount of reimbursement they will provide for blood testing services, third party payors, such as HMOs, pay-per-service insurance plans, Medicare and Medicaid, can indirectly affect the pricing or the relative attractiveness of our human testing products. For example, the Health Care Financing Administration sets the level of reimbursement of fees for blood testing services for Medicare beneficiaries. If third party payors decrease the reimbursement amounts for blood testing services, it may decrease the amount that physicians and hospitals are able to charge patients for such services. Consequently, we will need to charge less for our products. If the government and third party payors do not provide for adequate coverage and reimbursement levels to allow health care providers to use our products, the demand for our products will decrease.



WE ARE SUBJECT TO NUMEROUS GOVERNMENTAL REGULATIONS



NEED FOR FDA CERTIFICATION FOR OUR MEDICAL DEVICE PRODUCTS



     Our Piccolo products are regulated under the 1976 Medical Device Amendments to the Food, Drug and Cosmetic Act, which is administered by the Food and Drug Administration. The FDA classified our initial Piccolo products as "Class II" devices. Class II devices require us to submit to the FDA a pre-market notification form or 510(k). The FDA uses the 510(k) to substantiate product claims that are made by medical device manufacturers prior to marketing. In our 510(k) notification, we must, among other things, establish that the product we plan to market is "substantially equivalent" to (1) a product that was on the market prior to the adoption of the 1976 Medical Device Amendment or (2) to a product that the FDA has previously cleared under the 510(k) process. The FDA review process of a 510(k) notification can last anywhere from three months to over year, and the FDA must issue a written order finding "substantial equivalence" before a company can market a medical device. To date, we have received market clearance from the FDA for our Piccolo System and 19 reagent tests that we have on five reagent discs. We are currently developing additional tests that the FDA will have to clear through the 510(k) notification procedures. These new test products are crucial for our success in the human diagnostic market. If we do not receive 510(k) clearance for a particular product, we will not be able to sell that product in the United States.



NEED TO COMPLY WITH MANUFACTURING REGULATIONS



     The 1976 Medical Device Amendment also requires us to manufacture our Piccolo products in accordance with Good Manufacturing Practices guidelines. Current Good Manufacturing Practice requirements are set forth in the quality system regulation. These requirements regulate the methods used in, and the facilities and controls used for, the design, manufacture, packaging, storage, installation and servicing of our medical devices intended for human use. Our manufacturing facility is subject to periodic audits. In addition, various state regulatory agencies may regulate the manufacture of our products. For example, we have obtained a license from the State of California to manufacture our products. In September 1996, the FDA granted our manufacturing facility "in compliance" status, based on the regulations for Good Manufacturing Practices for medical devices. We are scheduled for inspection by the FDA and the State of California on a routine basis, typically once every 24 months. The most recent inspection was by the State of California in April 2001 with licensing for the new Union City facility granted in early May 2001. We cannot assure you that we will successfully pass a re-inspection by the FDA or the State of California. In addition, we cannot assure you that we can comply with all current or future government manufacturing requirements and regulations. If we are unable to comply with the regulations, or if we do not pass routine inspections, our business and results of operations will be materially adversely affected.



EFFECTS OF THE CLINICAL LABORATORY IMPROVEMENT AMENDMENTS ON OUR PRODUCTS.



     Our Piccolo products are affected by the Clinical Laboratory Improvement Amendments of 1988. The Clinical Laboratory Improvement Amendments are intended to insure the quality and reliability of all medical testing in the United States regardless of where tests are performed. The current Clinical Laboratory Improvement Amendments divide laboratory tests into three categories: "simple," "moderately complex" and "highly complex." Tests performed using the Piccolo system are in the "moderately complex" category. This category requires that any location in which testing is performed be certified as a laboratory. Hence, we can only sell our Piccolo products to customers who meet the standards of a laboratory. To receive "laboratory" certification, a testing facility must be certified by the Health Care Financing Administration. After the testing facility receives a "laboratory" certification, it must then meet the Clinical Laboratory Improvement Amendments regulations. Because we can only sell our Piccolo products to testing facilities that are certified "laboratories," the market for our products is correspondingly constrained. In an effort to expand the market for our Piccolo products, we have filed an application to have our Piccolo products exempted from the Clinical Laboratory Improvement Amendments. If our exemption request is denied, we will continue to be subject to the Clinical Laboratory Improvement Amendments. Consequently, the market for our Piccolo products will be confined to those testing facilities that are certified as "laboratories" and our growth will be limited accordingly.



WE ARE SUBJECT TO VARIOUS FEDERAL, STATE AND LOCAL REGULATIONS.



     Federal and state regulations regarding the manufacture and sale of health care products and diagnostic devices may change. We cannot predict what impact, if any, such changes would have on our business. In addition, as we continue to sell in foreign markets, we may have to obtain additional governmental clearances in those markets. We may not be able to obtain regulatory clearances for our products in the United States or in foreign markets, and the failure to obtain these regulatory clearances will materially adversely affect our business and results of operations.



     Although we believe that we will be able to comply with all applicable regulations of the Food and Drug Administration and of the State of California, including Quality System Regulations, current regulations depend on administrative interpretations. Future interpretations made by the Food and Drug Administration, the Health Care Finance Administration or other regulatory bodies may adversely affect our business.

WE RELY ON PATENTS AND OTHER PROPRIETARY INFORMATION, THE LOSS OF ANY OF WHICH WOULD NEGATIVELY AFFECT OUR BUSINESS



     As of March 31, 2001, we have filed 24 patent applications in the United States and have been issued 22 patents. Additionally, we have filed several international patent applications covering the same subject matter as our domestic applications. The patent position of any medical device manufacturer, including Abaxis, is uncertain and may involve complex legal and factual issues. Consequently, we may not be issued any additional patents, either domestically or internationally. Furthermore, our patents may not provide significant proprietary protection because there is a chance that they will be circumvented or invalidated. We cannot be certain that we were the first creator of the inventions covered by our issued patents or pending patent applications, or that we were the first to file patent applications for these inventions, because (1) the United States Patent and Trademark Office maintains all patent applications in secrecy until it issues the patents and (2) publications of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months.



     In addition, we may need to license or circumvent certain patents to produce our products. Moreover, we may have to participate in interference proceedings, which are proceedings in front of the U.S. Patent and Trademark Office, to determine who will be issued a patent. These proceedings could be costly and could be decided against us.



     Although we have not had infringement claims filed against us to date, we may in the future be sued by third parties that claim that our products violate their intellectual property rights. We may not be successful in defending ourselves against such claims. Even if we were successful, the defense of such claims would be expensive and would divert management's focus away from running our business. Consequently, any infringement claim, even if without merit, could adversely affect our business.



     We also rely upon copyrights, trademarks and unpatented trade secrets. Others may independently develop substantially equivalent proprietary information and techniques that would undermine our proprietary technologies. Further, others may gain access to our trade secrets or disclose such technology. Any of these events would negatively impact our business.



WE DEPEND ON KEY MEMBERS OF OUR MANAGEMENT AND SCIENTIFIC STAFF, AND WE MUST RETAIN AND RECRUIT QUALIFIED INDIVIDUALS IF WE ARE TO BE COMPETITIVE



     We are highly dependent on the principal members of our management and scientific staff. The loss of any of these key personnel might impede the achievement of our business objectives. We currently do not maintain key man life insurance on any of our employees. Furthermore, in order to be successful, we must recruit and retain additional qualified marketing, sales and manufacturing personnel. Although we believe that we will be successful both in retaining our current management and scientific staff and attracting and retaining skilled and experienced marketing, sales and manufacturing personnel, we may not be able to employ such personnel on acceptable terms because numerous medical products and other high technology companies compete for the services of these qualified individuals.



WE ARE SUBJECT TO PRODUCT LIABILITY CLAIMS AND WE MAY NOT HAVE SUFFICIENT PRODUCT LIABILITY INSURANCE



     Our business exposes us to potential product liability risks, which are inherent in the testing, manufacturing and marketing of human medical products. We currently maintain product liability insurance. We believe that this insurance is adequate for our needs, taking into account the risks involved and cost of coverage. However, our product liability insurance may be insufficient to cover potential liabilities. Furthermore, in the future the coverage that we require may be unavailable on commercially reasonable terms, if at all. Even with our current insurance coverage, a product liability claim or recall could materially adversely affect our business or our financial condition.

WE MUST COMPLY WITH STRICT AND COSTLY ENVIRONMENTAL REGULATIONS



     We are subject to stringent federal, state and local laws, rules, regulations and policies that govern the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. In particular, we are subject to laws, rules and regulations governing the handling and disposal of biohazardous materials used in the development and testing of our products. Although we believe that we have complied with these laws and regulations in all material respects and have not been required to take any action to correct any noncompliance, we may have to incur significant costs to comply with environmental regulations if our manufacturing to commercial levels continues to increase. In addition, if a government agency determines that we have not complied with these laws, rules and regulations, we may have to pay significant fines and/or take remedial action that would be expensive.



PROLONGED POWER OUTAGES OR SHORTAGES CAN NEGATIVELY AFFECT OUR BUSINESS



     Prolonged electrical power outages or shortages could harm our business. Our Union City, California facility is susceptible to regional electrical power shortages and planned or unplanned power outages caused by these shortages. We attempt to limit exposure to power outages by using backup generators and power supplies, however, these remedies will not provide all our energy needs. During the past several months, California's power administrators have frequently instituted or have come close to instituting rolling blackouts. The state government is taking actions to attempt to resolve the problems; however, there can be no assurance that the energy problems will be resolved and that further disruptions will be avoided, especially during the upcoming summer months which typically have higher electricity demands. Notwithstanding these efforts, many experts anticipate that a viable solution to the energy crisis may take several years. Continued problems with power supply in California could have a material adverse impact upon our operations and our financial position and results of operations.



OUR STOCK PRICE IS HIGHLY VOLATILE AND INVESTING IN OUR STOCK INVOLVES A HIGH DEGREE OF RISK



     The market price of our common stock, like the securities of many other medical products companies, fluctuates over a wide range, and will continue to be highly volatile in the future. The following factors may affect the market price of our common stock:



          - fluctuation in the Company's operating results;



          - announcements of technological innovations or new commercial products by us or our competitors;



          - changes in governmental regulation;



          - prospects and proposals for health care reform;



          - governmental or third party payors' controls on prices that our customers may pay for our products;



          - developments or disputes concerning patent or our other proprietary rights;



          - public concern as to the safety of our devices or similar devices developed by our competitors; and



          - general market conditions.



     Because our stock price is so volatile, investing in our common stock is highly risky. A potential investor must be able to withstand the loss of his entire investment in our common stock.


OUR PREFERRED STOCK MAY HAVE THE EFFECT OF PREVENTING OR DELAYING A CHANGE OF CONTROL OF ABAXIS

     Our Board of Directors, without shareholder approval, can issue preferred stock. The issuance of one or more series of preferred stock can (1) adversely effect the rights of the holders of our common stock, (2) can delay or prevent a change of control or (3) make it more difficult for our current shareholders to remove management. Without approval from our shareholders, in September 1996 we issued shares of Series A Preferred Stock; in July 1997 we issued shares of Series B Preferred Stock; in November 1998 we issued shares of Series C Preferred Stock; and in October 2000 we issued shares of Series D Preferred Stock.


WE DO NOT PAY CASH DIVIDENDS ON OUR COMMON STOCK



     We have never paid cash dividends on our common stock, and we do not anticipate paying cash dividends in the future.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities of the SEC in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http:\\www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we have filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents we file with the SEC until the offering of the common stock is terminated. This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. The documents that we incorporate by reference are:

        (1) The description of our common stock contained in our Registration Statement on Form 8-A filed on December 11, 1991.


        (2) Our Annual Report on Form 10-K for the fiscal year ended March 31, 2001, as amended.



        (3) Our Definitive Proxy Statement for our annual meeting of shareholders filed on September 13, 2000.



        (4) Our Current Report on Form 8-K filed on October 19, 2000.



        (5) Our Amended Current Report on Form 8-K/A filed on January 5, 2001.


     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                              Shareholder Services
                                  Abaxis, Inc.
                               3240 Whipple Road
                          Union City, California 94587

                                 (510) 675-6500


                          FORWARD-LOOKING INFORMATION

     This prospectus and the documents that we are incorporating by reference contain forward-looking statements. We base these statements on our current expectations, estimates and projections about our industry. Either the beliefs of our management, or the assumptions that they make, form the basis for those expectations, estimates and projections. The safe harbor created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 generally protects Abaxis and the selling shareholders from liability for these statements. You can often recognize such forward-looking statements by words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of such words and similar expressions.

     These forward-looking statements do not guarantee future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. The "Risk Factor" section starting on page two of this prospectus sets forth some of such risks and uncertainties. The documents that we have incorporated by reference in this prospectus may also set forth risks and uncertainties. These risks and uncertainties could cause actual results to differ materially and adversely from those that we have discussed in the forward-looking statements. We do not undertake an obligation to publicly update any of these forward-looking statements to reflect new information or future events.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of common stock by any of the selling shareholders.

                              SELLING SHAREHOLDERS


     The selling shareholders will hold shares of common stock that are issuable
(i) upon conversion of the Series D Preferred Stock; (ii) the exercise of warrants to acquire shares of common stock; and (iii) the declaration of a stock dividend, stock split or other similar transaction.


SERIES D PREFERRED STOCK


     We sold an aggregate of 6,578 shares of our Series D Convertible Preferred Stock to certain non-U.S. purchasers on October 4, 2000 and November 23, 2000. The 6,578 shares of Series D Preferred Stock may convert into 939,699 shares of our common stock based upon an initial conversion rate determined by multiplying the number of Series D Preferred Stock shares sold by $1,000, dividing the resultant number by $7.00, the original conversion price for the Series D Preferred Stock, and excluding the issuance of fractional shares. The conversion price may be adjusted to reflect any stock dividends, stock splits, stock combinations, recapitalizations or similar events. The Series D Preferred Stock will automatically convert into Common Stock on the earlier of any date following October 4, 2001 when the price of our common stock as reported on the Nasdaq National Market System has exceeded $14.00 or on October 4, 2005. However, should the price of our common stock as reported on the Nasdaq National Market System on the first date after October 4, 2005 be below $7.00 per share, then the Series D Preferred Stock shall convert no later than October 4, 2006. Shares of Series D Preferred Stock have no voting rights other than those required by the General Corporation Law of the State of California.


NUMBER OF SHARES OF COMMON STOCK THAT WE MAY ISSUE


     Assuming the full conversion of the Series D Preferred Stock and the exercise of outstanding warrants to purchase 328,900 shares of our Common Stock issued in connection with the sale of the Series D Preferred Stock and a warrant to purchase 150,000 shares of our common stock issued to Gruntal & Co., LLC, we would issue or have issued 1,418,599 shares of our common stock to the selling shareholders and these 1,418,599 shares would represent approximately 9% of our outstanding capital stock as of June 8, 2001. Pursuant to our Certificate of Determination of Rights, Preferences, Privileges and Restrictions filed as an exhibit hereto, on April 1 and September 1 of each year that the Series D Preferred Stock is outstanding, our Board of Directors may elect to declare a dividend on Series D Preferred Stock payable to the holders of Series D Preferred Stock in either cash or a number of shares of our common stock based on the then fair market value of our common stock.

SELLING SHAREHOLDER TABLE


     The table below lists, in each case as of June 8, 2001:


          1. the name of each selling shareholder;

          2. the number of shares each selling shareholder beneficially owns, assuming the full conversion of the Series D Preferred Stock and the exercise of all outstanding warrants to purchase our Common Stock issued in connection with the Sale of the Series D Preferred Stock;

          3. how many shares of common stock the selling shareholder may resell under this prospectus; and

          4. assuming each selling shareholder sells all the shares listed next to its name, how many shares of common stock each selling shareholder will beneficially own after completion of the offering.

     Beneficial ownership is determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied to us by officers, directors and principal shareholders. Except as otherwise indicated, Abaxis believes that the persons or entities named in the table have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them, subject to community property laws where applicable.

     In order to prevent dilution to the selling shareholders, these numbers may also change because of (1) stock splits, (2) stock dividends or (3) similar events involving our common stock.

     We may amend or supplement this prospectus from time to time in the future to update or change this list of selling shareholders and shares which may be resold.


                                       BENEFICIAL OWNERSHIP                     BENEFICIAL OWNERSHIP
                                       PRIOR TO THE OFFERING    SHARES TO BE     AFTER THE OFFERING
                                       ---------------------    SOLD IN THE     ---------------------
       SELLING SHAREHOLDER(1)          SHARES     PERCENT(2)      OFFERING      SHARES     PERCENT(2)
       ----------------------          -------    ----------    ------------    -------    ----------
Banca del Gottardo...................                              578,571      578,571       3.3%
  Viale S. Franscini 8
  6900 Lugano
  Switzerland
Clinton H. Severson(3)...............  535,833       3.3            33,364      569,197       3.2
  Chairman of the Board of Directors,
  President and Chief Executive
  Officer
NeoMed Innovations ASA...............  422,541       2.7%           96,428      518,969       3.0
  Parkveien I5
  0256 Oslo
  Norway
Vladimir Ostoich(4)..................  306,374       1.9            29,314      335,688       1.9
  Vice President, Engineering
NeoMed Fund..........................                              192,857      192,857       1.1
  Parkveien 55
  0256 Oslo
  Norway
Mosely Limited Partnership...........                               28,928       28,928         *
Laddie John Dill.....................                                4,821        4,821         *
Frederick Gardner....................                                9,642        9,642         *
G. Tilton Gardner....................                                9,642        9,642         *
Peter Koepke.........................                                9,642        9,642         *
Michael Pressman.....................                               19,285       19,285         *
Silk, Inc............................                                4,821        4,821         *

                                       BENEFICIAL OWNERSHIP                     BENEFICIAL OWNERSHIP
                                       PRIOR TO THE OFFERING    SHARES TO BE     AFTER THE OFFERING
                                       ---------------------    SOLD IN THE     ---------------------
       SELLING SHAREHOLDER(1)          SHARES     PERCENT(2)      OFFERING      SHARES     PERCENT(2)
       ----------------------          -------    ----------    ------------    -------    ----------
Martha Aron Trust....................                                9,642        9,642         *
  Affiliate of Our Vice President,
  Research and Development
Ronald and Laurette Blasig...........                               19,285       19,285         *
Michael Mercer(5)....................   66,374         *             3,571       71,195         *
  Vice President, Domestic Marketing
  and Sales
OMT Capital Management...............                               14,464       14,464         *
E. Brooke Alexander..................                                9,642        9,642         *
Argossey, Ltd........................                               15,621       15,621         *
Johnny Barbis........................                                4,821        4,821         *
Robert Lee Biggs.....................                               19,285       19,285         *
Peter Colgan.........................                                9,642        9,642         *
G. Tilton Gardner....................                               35,678       35,678         *
Stephen Genender.....................                                4,821        4,821         *
Louis Horwitz........................                                9,642        9,642         *
Edward Kitchen.......................                               54,000       54,000         *
IRA FBO James McPhail................                                4,821        4,821         *
Odyssey Venture Partners LP..........                               15,814       15,814         *
Oxcal Venture Partners...............                               19,285       19,285         *
Gruntal & Co., LLC...................                              150,000      150,000         *
          Total......................                            1,418,599


-------------------------
* Less than one percent


     (1)The persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. The business address of each of Mssrs. Severson, Ostoich and Mercer is c/o Abaxis, Inc., 3240 Whipple Road, Union City, CA 94587.



     (2)The percentages shown in this column are calculated from the 16,107,534 shares of Common Stock actually outstanding on May 18, 2001 in addition to options held by that person that are currently exercisable which are deemed outstanding in accordance with the rules of the Securities and Exchange Commission.



     (3)Includes 115,000 shares of stock held by Mr. Severson. Also includes 420,833 shares subject to options exercisable by Mr. Severson within sixty days of May 18, 2001.



     (4)Includes an aggregate of 29,500 shares held by Dr. Ostoich's IRA, 27,500 shares held by Mrs. Ostoich's IRA and 89,328 shares held by record by the Vladimir Ostoich and Liliana Ostoich Trust Fund, for the benefit of Dr. Ostoich and his wife. Also includes 123,542 shares subject to stock options exercisable by Dr. Ostoich within sixty days of May 18, 2001.



     (5)Includes 4,500 shares of stock held by Mr. Mercer. Also includes 61,874 shares subject to options exercisable by Mr. Mercer within sixty days of May 18, 2001.

                              PLAN OF DISTRIBUTION

     The selling shareholders may sell their shares of common stock in one or more transactions, which may involve block transactions,

          1. on the Nasdaq National Market;

          2. on such other markets on which our common stock may from time to time be trading;

          3. in privately-negotiated transactions;

          4. through the writing of options on the shares of common stock, short sales or any combination of the two.

     The selling shareholders may sell at market prices at the time of sale, at prices related to the market price or at negotiated prices. It is possible that a selling shareholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then current market price. Some or all of the shares of common stock offered by this prospectus may not be issued to, or sold by, the selling shareholders.

     The selling shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares of common stock, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder. In addition, the selling shareholders and any other persons participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder. These provisions may limit the timing of purchases and sales of any of common stock by the selling shareholders or any other such person. The foregoing may affect the marketability of the shares of common stock.

     We have agreed to use our best efforts to keep the Registration Statement, of which this prospectus constitutes a part, effective until the earlier of (1) the date when the selling shareholders have resold all of the shares of their registered common stock pursuant to Rule 144, Regulation S or an effective registration statement or (2) one year from the date that the SEC declares the Registration Statement effective.

                                 LEGAL MATTERS


     Gray Cary Ware & Freidenrich LLP has issued an opinion about the legality of the shares for us.


                                    EXPERTS


     The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus.

                                  ABAXIS, INC.


                              1,418,599 Shares of

                                  Common Stock

                           -------------------------


                                   PROSPECTUS

                           -------------------------


                                 July 13, 2001


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses, other than the underwriting discounts and commissions payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts shown are estimates except for the registration fee and the NASD filing fee.


                                                              AMOUNT TO
                                                               BE PAID
                                                              ----------
Registration fee............................................  $ 2,106.56
Nasdaq National Market additional listing fee...............          --
Printing expenses...........................................       5,000
Legal fees and expenses.....................................      30,000
Accounting fees and expenses................................      15,000
Transfer agent and registrar fees...........................          --
Miscellaneous expenses......................................      393.44
                                                              ----------
  Total.....................................................  $   55,000
                                                              ==========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation (Exhibit 3.1) and Bylaws (Exhibit 3.2) provide that the Company shall indemnify its directors, officers, employees, and agents to the full extent permitted by California law, including in circumstances in which indemnification is otherwise discretionary under California law. In addition, the Company has entered into separate indemnification agreements (Exhibit 10.1) with its directors and officers which would require the Company, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to maintain directors' and officers' liability in reasonable amounts. The Company currently has directors' and officers' liability insurance in the amount of $4 million per occurrence or per year.

     These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


    EXHIBIT
    NUMBER                       DESCRIPTION OF DOCUMENT
    -------                      -----------------------

     3.1       Restated Articles of Incorporation(4)(7)

     3.2       By-laws(1)

     3.3       Certificate of Determination(9)

     3.4 Certificate of Correction of the Certificate of Determination(11)

     5.1       Opinion and Consent of Gray Cary Ware & Freidenrich LLP(11)

     5.2 Opinion and Consent of Gray Cary Ware & Freidenrich LLP pursuant to Rule 486(b) of the Securities Act of 1933

    10.1       1989 Stock Option Plan as amended and forms of agreement(3)

    10.2 1992 Outside Directors Stock Option Plan and forms of agreement(4)

    10.3       401(k) Plan(1)

    10.4       Exclusive Distribution Agreement dated September 20, 1991
               between the Company and Teramecs(1)(2)

    EXHIBIT
    NUMBER                       DESCRIPTION OF DOCUMENT
    -------                      -----------------------

    10.5       Sponsored Research Agreement dated as of September 20, 1991 between the Company and Teramecs(1)(2)

    10.6       Development Agreement between the Company and Becton
               Dickinson and Company (through its Becton Dickinson
               Immunocytometry Systems Division) dated April 9, 1993(4)(5)

    10.7 Supply Agreement between the Company and Becton Dickinson and Company (through its Becton Dickinson Immunocytometry
               Systems Division) dated September 16, 1994(5)(6)

    10.8       Licensing agreement between the Company and Pharmacia
               Biotech, Inc. dated October 1, 1994(5)(6)

    10.9       Employment Agreement with Mr. Clinton H. Severson dated
               March 31, 1997(8)

    10.10 Lease Agreement with Principal Development Investors, LLC, dated June 21, 2000(11)

    10.11 Registration Rights Agreement dated July 18, 1997 between the Company and certain shareholders(9)

    10.12 Securities Purchase Agreement dated July 18, 1997 between the Company and certain shareholders(10)

    21.1       Subsidiaries of Registrant

    23.1       Independent Auditors' Consent

    23.2 Consent of Gray Cary Ware & Freidenrich LLP. Reference is made to Exhibits 5.1 and 5.2

    24.1       Power of Attorney (see signature page)


-------------------------
 (1) Incorporated by reference from Registration Statement No. 33-44326 filed December 11, 1991.

 (2) Confidential treatment of certain portions of these agreements has been granted.

 (3) Incorporated by reference to the exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1992.

 (4) Corporated by reference to the exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1993.

 (5) Confidential treatment of certain portions of these agreements has been granted.

 (6) Incorporated by reference to the exhibit filed with the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994.

 (7) Incorporated by reference to the exhibit filed with the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996.

 (8) Incorporated by reference to the exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997.

 (9) Incorporated by reference to the Company's Current Report on Form 8-K filed October 19, 2000.

(10) Incorporated by reference to the Company's Amended Current Report on Form 8-K/A filed January 5, 2000.


(11) Incorporated by reference to the Company's Registration Statement on Form S-3 filed January 10, 2000.


     All Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Financial Statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     - For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

     - For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a post-effective amendment on Form S-3 pursuant to Rule 486(b) under the Securities Act of 1933 and has duly caused this Post-Effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Union City, State of California, on July 11, 2001.


                                          ABAXIS, INC.


                                          By:    /s/ CLINTON H. SEVERSON

                                            ------------------------------------

                                                    Clinton H. Severson

                                               President and Chief Executive
                                                           Officer
                                               (Principal Executive Officer)

                               POWER OF ATTORNEY


     Each of the officers and directors of Abaxis, Inc. whose signature appears below hereby constitutes and appoints Clinton H. Severson and Donald Stewart, and each of them, his true and lawful attorneys and agents, each with full power of substitution, and each with power to act alone, to sign on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-3 (including post-effective amendments) and any and all new registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this Registration Statement, as amended, and to perform any acts necessary in order to file such amendments or registration statements, with exhibits thereto and other documents in connection therewith, and each of the undersigned does hereby ratify and confirm his signature as it may be signed by his said attorney and agent to any and all such documents and all that said attorneys and agents, or their or his substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated:


                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----
               /s/ CLINTON H. SEVERSON                 Chairman of the Board, President   July 11, 2001
-----------------------------------------------------     and Chief Executive Officer
                 Clinton H. Severson

                  /s/ AL SANTA-INES                     Acting Chief Financial Officer    July 11, 2001
-----------------------------------------------------
                    Al Santa-Ines

                /s/ RICHARD BASTIANI*                              Director               July 11, 2001
-----------------------------------------------------
                  Richard Bastiani

              /s/ BRENTON G.A. HANLON*                             Director               July 11, 2001
-----------------------------------------------------
                 Brenton G.A. Hanlon

             /s/ PRITHIPAL SINGH, PH.D.*                           Director               July 11, 2001
-----------------------------------------------------
               Prithipal Singh, Ph.D.

                /s/ ERNEST S. TUCKER*                              Director               July 11, 2001
-----------------------------------------------------
                  Ernest S. Tucker

            *BY: /s/ CLINTON H. SEVERSON
-----------------------------------------------------
                 Clinton H. Severson
                  Attorney-In-Fact

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------

 3.1       Restated Articles of Incorporation(4)(7)

 3.2       By-laws(1)

 3.3       Certificate of Determination(9)

 3.4 Certificate of Correction of the Certificate of Determination(11)

 5.1       Opinion and Consent of Gray Cary Ware & Freidenrich LLP(11)

 5.2 Opinion and Consent of Gray Cary Ware & Freidenrich LLP pursuant to Rule 486(b) of the Securities Act of 1933

10.1       1989 Stock Option Plan as amended and forms of agreement(3)

10.2 1992 Outside Directors Stock Option Plan and forms of agreement(4)

10.3       401(k) Plan(1)

10.4       Exclusive Distribution Agreement dated September 20, 1991
           between the Company and Teramecs(1)(2)

10.5       Sponsored Research Agreement dated as of September 20, 1991 between the Company and Teramecs(1)(2)

10.6       Development Agreement between the Company and Becton
           Dickinson and Company (through its Becton Dickinson
           Immunocytometry Systems Division) dated April 9, 1993(4)(5)

10.7 Supply Agreement between the Company and Becton Dickinson and Company (through its Becton Dickinson Immunocytometry
           Systems Division) dated September 16, 1994(5)(6)

10.8       Licensing agreement between the Company and Pharmacia
           Biotech, Inc. dated October 1, 1994(5)(6)

10.9       Employment Agreement with Mr. Clinton H. Severson dated
           March 31, 1997(8)

10.10      Lease Agreement with Principal Investors, LLC, dated June
           21, 2000(11)

10.11 Registration Rights Agreement dated July 18, 1997 between the Company and certain shareholders(9)

10.12 Securities Purchase Agreement dated July 18, 1997 between the Company and certain shareholders(10)

23.1       Independent Auditors' Consent

23.2 Consent of Gray Cary Ware & Freidenrich LLP. Reference is made to Exhibits 5.1 and 5.2

24.1       Power of Attorney (see signature page)


-------------------------
 (1) Incorporated by reference from Registration Statement No. 33-44326 filed December 11, 1991.

 (2) Confidential treatment of certain portions of these agreements has been granted.

 (3) Incorporated by reference to the exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1992.

 (4) Incorporated by reference to the exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1993.

 (5) Confidential treatment of certain portions of these agreements has been granted.

 (6) Incorporated by reference to the exhibit filed with the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994.

 (7) Incorporated by reference to the exhibit filed with the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996.

 (8) Incorporated by reference to the exhibit filed with the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997.

 (9) Incorporated by reference to the Company's Current Report on Form 8-K filed October 19, 2000.

(10) Incorporated by reference to the Company's Amended Current Report on Form 8-K/A filed January 5, 2000.


(11) Incorporated by reference to the Company's Registration Statement on Form S-3 filed January 10, 2000.